Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION REPORTS SPECIAL

CASH DIVIDEND OF $7.00 PER SHARE AND INCREASE IN

QUARTERLY CASH DIVIDEND

ISSAQUAH, Wash., April 25, 2017 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) announced today that its Board of Directors has declared a special cash dividend on Costco common stock of $7.00 per share, payable May 26, 2017, to shareholders of record at the close of business on May 10, 2017. The aggregate payment will be approximately $3.1 billion. The special dividend will be funded primarily through additional borrowings. The special dividend will be in addition to the Company’s regular quarterly cash dividend of 50 cents per share that was also declared today, which will also be payable on May 26, 2017, to shareholders of record at the close of business on May 12, 2017. That amount represents a quarterly increase of 5 cents per share.

Richard Galanti, Executive Vice President and Chief Financial Officer, commented: “Today’s announcement of a $7.00 special dividend is our latest step in returning capital to our shareholders. Our strong balance sheet and favorable access to the credit markets allow us to provide shareholders with this dividend, while preserving financial and operational flexibility to continue to grow our business globally. Costco will continue to be in a financial position allowing us to take care of our employees, enhance the value of the Costco membership, and create shareholder value over the long term.”

Costco currently operates 729 warehouses, including 508 in the United States and Puerto Rico, 95 in Canada, 37 in Mexico, 28 in the United Kingdom, 25 in Japan, 13 in Korea, 13 in Taiwan, eight in Australia and two in Spain. Costco also operates electronic commerce web sites in the U.S., Canada, the United Kingdom, Mexico, Korea and Taiwan.

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (including health care costs), energy and certain commodities, geopolitical conditions, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements, except as required by law.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
David Sherwood, 425/313-8239